Exhibit 99.2

Aurora Capital Partners Completes Acquisition of Sharps Compliance Corp.

Acquisition Significantly Expands Aurora’s Medical Waste Platform

LOS ANGELES, Aug. 24, 2022 -- Aurora Capital Partners ("Aurora"), a leading middle-market private equity firm, today announced that it has completed its acquisition of Sharps Compliance Corp. ("Sharps" or the “Company”), a full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous waste.

Headquartered in Houston, Texas, and founded in 1992, Sharps is a leading provider of medical waste solutions, including both mail-back and route-based collection services.  The Company’s strong management team has overseen consistent growth over multiple decades, driven by repeat business and a long-term focus on exceptional customer service.  Additionally, Sharps developed and manages a proprietary nationwide solution for proper handling of unused medication, which has significantly expanded its customer base and reach in the past several years.

“We are excited to add Sharps’ industry-leading solutions to our medical waste platform,” said Andrew Wilson, Partner at Aurora.  “In addition to creating the industry’s leading mail-back solution and a growing route-based service, the Company’s management team was early to identify the need for reliable, controlled disposal of unused medication, establishing Sharps as a pioneer in the sector.  We look forward to partnering with the team to capitalize on our platform and selectively pursue add-on acquisitions.”

“Aurora has a proven history of partnering with industry leaders to accelerate growth across business lines, and we are honored to work with them moving forward,” said Pat Mulloy, Chief Executive Officer of Sharps.  “I am confident that their understanding of the medical waste services market, combined with their alignment with our customer-first approach, will allow us to build on our recent growth, expand our customer base and further enhance our innovative solutions offerings.”

“Following our partnerships with Restaurant Technologies, VLS Environmental Solutions and PSC Group, Sharps represents the addition of another high-quality Business Services platform to the Aurora program,” said Matthew Laycock, Partner at Aurora.

As previously announced on August 22, 2022, a total of 16,830,657 Shares were validly tendered and not withdrawn from Aurora’s tender offer, representing approximately 82% of the number of Shares that were issued and outstanding as of the Expiration Date on a fully diluted basis.  As a result of the completion of the merger, Sharps has ceased trading on the NASDAQ, effective August 23, 2022, and has become a privately-held company.

The transaction marks the fifth Aurora investment specifically within the medical waste management space and follows a number of recent Aurora investments within the broader Business Services sector.

Stifel served as exclusive financial advisor and Gibson, Dunn & Crutcher LLP served as legal advisor to Aurora.  Raymond James & Associates, Inc. acted as financial advisor and Norton Rose Fulbright US LLP acted as legal advisor to Sharps.  Antares arranged the debt financing for the transaction.

About Aurora Capital Partners
Aurora Capital Partners is a leading Los Angeles-based private equity firm with over $4.5 billion in assets under management. Founded in 1991, the firm focuses principally on control investments in middle-market companies with leading market positions, stable industry dynamics, attractive business model characteristics and actionable opportunities for growth in partnership with management. Aurora provides unique resources to its portfolio companies through its Strategy & Operations Program and its team of experienced operating advisors. Aurora’s investors include leading public and corporate pension funds, endowments and foundations active in private equity investing. For more information about Aurora Capital Partners, visit: www.auroracap.com.

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Contacts:

Aurora Capital Partners
ASC Advisors
Steve Bruce / Taylor Ingraham
+1 (203) 992-1230
sbruce@ascadvisors.com / tingraham@ascadvisors.com